Exhibit 99

Manning & Napier, Inc. Reports First Quarter 2020 Earnings Results

FAIRPORT, NY, May 7, 2020 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or the "Company”) today reported 2020 first quarter results for the period ended March 31, 2020.
Summary Highlights
•Assets under management ("AUM") at March 31, 2020 were $17.1 billion, compared to $19.5 billion at December 31, 2019
•Revenue for the first quarter was $31.1 million, a decrease of 11% and 5% from the first quarter of 2019 and the fourth quarter of 2019, respectively
•First quarter loss before taxes was $2.4 million; the net income attributable to Manning & Napier, Inc. for the first quarter was $0.9 million, or $0.01 net income per diluted share
•On a non-GAAP basis, as defined in the Non-GAAP Financial Measures section below, economic net income for the first quarter was $1.6 million, or $0.02 per adjusted share

“Our first quarter was defined by our response to the COVID-19 pandemic. Clients were positioned well going into the market volatility, and our defensive posture across most strategies provided a degree of downside protection when it was needed most. As markets turned lower, our active investment processes moved swiftly to take advantage of opportunities generated by the volatility,” commented Marc Mayer, Chief Executive Officer of Manning & Napier.

Mr. Mayer added, “During this time, our top priorities are the health and safety of our employees and clients, as well as delivering the investment results and financial advice that is so valuable amid market turmoil. We believe the groundwork we laid over the preceding twelve months has positioned us well to succeed today, and we expect to emerge from today's market volatility as a stronger business.”
First Quarter 2020 Financial Review
Manning & Napier reported first quarter 2020 revenue of $31.1 million, a decrease of 11% from revenue of $34.8 million reported in the first quarter of 2019, and a decrease of $1.6 million, or 5%, from revenue of $32.7 million reported in the fourth quarter of 2019. The decline in revenue resulted primarily from changes in average AUM. Average AUM for the quarter was $18.7 billion, a 10% decrease from the first quarter of 2019 and a 5% decrease from the fourth quarter of 2019, when average AUM was $20.7 billion and $19.6 billion, respectively. Revenue as a percentage of average AUM was 0.67% for the first quarter of 2020, compared to 0.68% and 0.66% for the first quarter of 2019 and the fourth quarter of 2019, respectively.
Total operating expenses for the first quarter of 2020 were $29.2 million, a decrease of $4.3 million, or 13%, compared with the first quarter of 2019, and a decrease of $8.0 million, or 22%, compared with the fourth quarter of 2019 due to the factors described below.
Compensation and related costs were $19.3 million for the first quarter of 2020, a decrease of $2.2 million, or 10%, compared with the first quarter of 2019 and a decrease of $0.6 million, or 3%, compared with the fourth quarter of 2019. The change in the current quarter compared to both the first quarter of 2019 and fourth quarter of 2019 was driven by a decrease in our workforce. Excluding employee severance costs, compensation and related costs as a percentage of revenue were 60% for the first quarter of 2020 and 2019, and 57% for the fourth quarter of 2019.

Distribution, servicing and custody expenses for the first quarter of 2020 decreased by $0.9 million, or 25% compared with the first quarter of 2019, and by less than $0.1 million, or 1%, compared with the fourth quarter of 2019. The reduction in these expenses for the first quarter of 2020 as compared to both prior year periods resulted primarily from the corresponding reduction in average AUM discussed above. Also driving the 25% decrease in these expenses for the first quarter of 2020 as compared to the first quarter of 2019 was the completion during the 2019 period of the Company's mutual fund fee restructure initiative, where a portion of these expenses are now borne by the mutual funds directly.
Other operating costs decreased by $1.2 million, or 15%, compared with the first quarter of 2019, and decreased by $7.4 million, or 51%, compared with the fourth quarter of 2019. During the fourth quarter of 2019, the Company recognized charges of $6.3 million stemming from the write-off of certain internal-use software in connection with its technology upgrade initiatives. As a percentage of revenue, other operating costs for the first quarter of 2020 were 23% compared to 24% for the first quarter of 2019 and 44% for the fourth quarter of 2019.
Operating income was $1.9 million for the quarter, an increase of $0.7 million from operating income of $1.3 million for the first quarter of 2019, and an increase of $6.4 million from operating loss of $4.5 million for the fourth quarter of 2019, primarily related to the impact of the decreases in compensation and related costs and in other operating costs described above. Operating margin for the first quarter of 2020 increased to 6%, compared with 4% for the first quarter of 2019 and negative 14% for the fourth quarter of 2019.
Non-operating loss was $4.3 million for the quarter, compared to non-operating income of $1.9 million and $1.3 million for the first quarter of 2019 and fourth quarter of 2019, respectively. The first quarter of 2020 includes approximately $1.8 million of net losses on investments held by the Company, compared to net gains of $0.9 million in the first quarter of 2019 and $0.5 million of net gains in the fourth quarter of 2019. Interest and dividend income for the first quarter of 2020 was $0.4 million, a decrease compared to $0.8 million for both the first quarter and the fourth quarter of 2019. Also included in non-operating loss in the first quarter of 2020 was an expense of $2.9 million related to changes in the Company's expected tax benefits under the tax receivable agreement with the other holders of units of Manning & Napier Group, LLC ("Manning & Napier Group") and the corresponding changes in the payment of such benefits.
Loss before provision for (benefit from) income taxes was $2.4 million for the quarter, compared to income of $3.2 million in the first quarter of 2019 and a loss of $3.1 million in the fourth quarter of 2019. The Company recognized a benefit from income taxes of $3.2 million for the quarter. The benefit recognized during the quarter was attributed to the enactment of the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") which includes, among other things, the elimination of certain restrictions on net operating losses. As a result, the Company recognized an income tax benefit for the quarter related to the favorable rate applied to its net operating losses.
Net income attributable to the controlling and the non-controlling interests for the first quarter of 2020 was $0.8 million, compared to net income attributable to the controlling and the non-controlling interests of $2.9 million in the first quarter of 2019 and a net loss of $2.9 million in the fourth quarter of 2019. Net income attributable to Manning & Napier, Inc. for the first quarter of 2020 was $0.9 million, or $0.05 net income per basic and $0.01 per diluted share, compared to $0.6 million, or $0.04 per basic and $0.03 per diluted share, in the first quarter of 2019 and a net loss attributable to the Manning & Napier, Inc. of $0.4 million, or $0.02 net loss per basic and diluted share, in the fourth quarter of 2019 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group. The remaining ownership interest is attributable to the other members of Manning & Napier Group.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, Manning & Napier reported a first quarter 2020 economic loss of $1.7 million, compared to economic income of $3.8 million in the first quarter of 2019 and $5.3 million in the fourth quarter of 2019. The Company reported economic net income of $1.6 million, or $0.02 per adjusted share, in the first quarter of 2020 compared to $2.7 million, or $0.03 per adjusted share, in the first quarter of 2019 and $3.8 million, or $0.05 per adjusted share, in the fourth quarter of 2019. As compared to adjusted income taxes of $1.1 million and $1.5 million for the first quarter of 2019 and the fourth quarter of 2019, respectively, the benefit from adjusted income taxes in the first quarter of 2020 of $3.2 million was attributed primarily to impacts of the CARES Act enacted during the quarter, as discussed above.

Assets Under Management
As of March 31, 2020, AUM was $17.1 billion, a decrease of 12% from $19.5 billion as of December 31, 2019 and 19% from $21.1 billion as of March 31, 2019. The composition of the Company's AUM across portfolios as of March 31, 2020 was 71% in blended assets, 23% in equity, and 6% in fixed income, compared with 69% in blended assets, 26% in equity, and 5% in fixed income at December 31, 2019, and 66% in blended assets, 29% in equity, and 5% in fixed income at March 31, 2019. By channel, the composition of the Company's AUM at March 31, 2020 was approximately 45% in wealth management and 55% in institutional and intermediary.
Since December 31, 2019, AUM decreased by $2.4 billion. This decrease in AUM was attributable to net client outflows of approximately $0.5 billion, and approximately $2.0 billion in market depreciation. The net client outflows of $0.5 billion consisted of wealth management net outflows of approximately $0.2 billion as well as institutional and intermediary net outflows of approximately $0.3 billion. The annualized separate account retention rate for the three months ended March 31, 2020 was 95%, compared to 84% for the rolling 12 months ended March 31, 2020.
When compared to March 31, 2019, AUM decreased by approximately $4.1 billion from $21.1 billion, including decreases of approximately $1.6 billion, or 17%, in wealth management AUM and approximately $2.4 billion, or 21%, in institutional and intermediary AUM. The $4.1 billion decrease in AUM from March 31, 2019 to March 31, 2020 was attributable to net client outflows of approximately $4.1 billion. The net client outflows of $4.1 billion consisted of approximately $1.3 billion of net outflows for wealth management and $2.8 billion of net outflows for institutional and intermediary.
Balance Sheet
Cash and cash equivalents, and investments totaled $146.1 million as of March 31, 2020, compared to $157.6 million as of December 31, 2019. The decrease in cash and cash equivalents and investments during the quarter was driven primarily by the timing of accrued incentive compensation payments.
During the quarter ended March 31, 2020, the Company declared a first quarter dividend of $0.02 per share of Class A common stock, payable on or about May 1, 2020 to shareholders of record as of April 1, 2020. Following this payment, the Company has decided to suspend its quarterly cash dividend on its Class A common stock. The Board of Directors will continue to monitor the Company's ability to declare future dividends on a quarter-by-quarter basis.
Also during the first quarter of 2020, pursuant to the terms of the Exchange Agreement between the Company and the holders of its non-controlling interests, approximately 60.0 million Class A units of Manning & Napier Group were tendered for cash or shares of the Company's Class A common stock. In early April, the independent directors, on behalf of the Company, determined that the exchange will be settled in approximately $88.8 million cash. The Company expects the settlement of the exchange to occur on or before May 15, 2020 with payment to be made from the Company’s cash, cash equivalents and proceeds from the sale of investment securities. Subsequent to the exchange, the Class A units will be retired and as a result, the Company's ownership of Manning & Napier Group will increase from 19.5% to 88.2%.
Summary of Presentation Changes
As of January 1, 2020, the Company revised its presentation of investment management revenue within its consolidated statements of operations. Investment management revenue, previously presented by investment vehicle, has been disaggregated to present investment management revenue by sales channel. Concurrently, the Company revised the presentation of AUM activity previously reported by investment vehicle to present this activity by sales channel.
Amounts for the comparative prior periods have been reclassified to conform to the current period presentation. These reclassifications had no impact on previously reported net income and do not represent a restatement of any previously published financial results.
Conference Call
Manning & Napier will host a conference call to discuss its 2020 first quarter financial results on Thursday, May 7, 2020, at 5:00 p.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 7976088. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company's website prior to the call.
If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through May 15, 2020. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 7976088. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.
Non-GAAP Financial Measures
To provide investors with greater insight into operating results, promote transparency, facilitate comparison of period-to-period results, and to allow a more comprehensive understanding of information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of operations presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.
Beginning with the release of our operating results for the third quarter of 2019, as supplemental information we began providing a new non-GAAP measure, economic income. Management uses economic income, economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business as a whole in the ordinary, ongoing and customary course of its operations. Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP.
Economic income, for periods beginning in and subsequent to January 1, 2019, presents a financial measure of the controlling and non-controlling interests of Manning & Napier Group and excludes from income before provision for income taxes strategic restructuring and transaction costs, net. We define strategic restructuring and transaction costs, net, as items related to our ongoing strategic review focused on the evolution of our distribution strategy and technology initiatives. These include severance-related costs, certain consulting and other professional service fees, lease and other contract termination costs, and gain or loss on sale of a business. Non-GAAP measures for the first and second quarters of 2019 have been restated to conform to the current period presentation.
Economic net income is a non-GAAP measure of after-tax operating performance for the controlling and non-controlling interests of Manning & Napier Group and equals the Company’s income before provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group allocated to the units of Manning & Napier Group is treated as if it were allocated to Manning & Napier and represents an estimate of income tax (benefit)/expense at an effective rate of (193.6)% for the three-month period ended March 31, 2020 and 29.0% for both the three-month periods ended December 31, 2019, and March 31, 2019, reflecting assumed federal, state and local income taxes.
Economic net income per adjusted share is equal to economic net income divided by the weighted average number of adjusted Class A common shares outstanding. The number of weighted average adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, weighted average unvested restricted stock units, weighted average unvested restricted stock awards and weighted average vested stock options are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group.
Investors should consider the non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP financial measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, including life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 293 employees as of March 31, 2020.
Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of

1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; the impact of COVID-19 on the U.S. and global economy; the impact of the settlement of the exchange pursuant to the exchange agreement between the Company, M&N Group Holdings, LLC and Manning & Napier
Capital Company, LLC; a decline in the performance of the Company’s products; client sales and redemption activity; any loss of an executive officer or key personnel; changes in the Company’s business related to strategic acquisitions and other transactions; the Company’s ability to successfully deploy new technology platforms and upgrades; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.
Contacts
Investor Relations:
Sean Silva
Prosek Partners
646-818-9122
ssilva@prosek.com
Public Relations:
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com
Source Manning & Napier

Manning & Napier, Inc.
Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Revenues
Management Fees
Wealth management	$14,300	$15,706	$16,469
Institutional and intermediary	12,131	12,087	13,234
Distribution and shareholder servicing	2,390	2,467	2,624
Custodial services	1,599	1,606	1,745
Other revenue	689	866	725
Total revenue	31,109	32,732	34,797
Expenses
Compensation and related costs	19,263	19,854	21,448
Distribution, servicing and custody expenses	2,813	2,832	3,758
Other operating costs	7,097	14,526	8,307
Total operating expenses	29,173	37,212	33,513
Operating income (loss)	1,936	(4,480)	1,284
Non-operating income (loss)
Non-operating income (loss), net	(4,327)	1,349	1,875
Income (loss) before provision for income taxes	(2,391)	(3,131)	3,159
Provision for (benefit from) income taxes	(3,226)	(275)	242
Net income (loss) attributable to the controlling and the noncontrolling interests	835	(2,856)	2,917
Less: net income (loss) attributable to the noncontrolling interests	(23)	(2,490)	2,356
Net income (loss) attributable to Manning & Napier, Inc.	$858	$(366)	$561

Net income (loss) per share available to Class A common stock
Basic	$0.05	$(0.02)	$0.04
Diluted	$0.01	$(0.02)	$0.03
Weighted average shares of Class A common stock outstanding
Basic	15,812,951	15,375,469	14,927,265
Diluted	77,907,557	15,375,469	78,581,169

Manning & Napier, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands, except share data)
(unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019

Net income (loss) attributable to Manning & Napier, Inc.	$858	$(366)	$561
Add back: Net income (loss) attributable to the noncontrolling interests	(23)	(2,490)	2,356
Add back: Provision for (benefit from) income taxes	(3,226)	(275)	242
Income (loss) before provision for income taxes	(2,391)	(3,131)	3,159
Add back: Strategic restructuring and transaction costs, net (1)	719	8,440	660
Economic income (loss) (Non-GAAP)	(1,672)	5,309	3,819
Adjusted income taxes (Non-GAAP)	(3,238)	1,539	1,108
Economic net income (Non-GAAP)	$1,566	$3,770	$2,711

Weighted average shares of Class A common stock outstanding - Basic	15,812,951	15,375,469	14,927,265
Assumed vesting, conversion or exchange of:
Weighted average Manning & Napier Group, LLC units outstanding (noncontrolling interest)	62,034,200	62,034,200	63,349,721
Weighted average unvested restricted stock units and stock awards	2,745,827	1,504,658	1,791,683
Weighted average vested stock options	166,666	—	—
Weighted average adjusted shares (Non-GAAP)	80,759,644	78,914,327	80,068,669

Economic net income per adjusted share (Non-GAAP)	$0.02	$0.05	$0.03

(1) Strategic restructuring and transaction costs, net, are included in the following financial statement line items of our Consolidated Statements of Operations:

Compensation and benefits	$686	$1,619	$544
Other operating costs	33	6,821	116
Total strategic restructuring and transaction costs, net	$719	$8,440	$660

Manning & Napier, Inc.
Assets Under Management ("AUM")
(in millions)
(unaudited)

For the three months ended:	Sales Channel (3)			Portfolio
	Wealth Management	Institutional and Intermediary	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2019	$8,716.4	$10,763.7	$19,480.1	$13,473.3	$4,988.8	$1,018.0	$19,480.1
Gross client inflows (1)	202.1	466.7	668.8	368.2	237.2	63.4	668.8
Gross client outflows (1)	(375.3)	(753.9)	(1,129.2)	(816.4)	(231.7)	(81.1)	(1,129.2)
Market appreciation/(depreciation) & other (2)	(810.3)	(1,148.9)	(1,959.2)	(928.3)	(1,049.6)	18.7	(1,959.2)
As of March 31, 2020	$7,732.9	$9,327.6	$17,060.5	$12,096.8	$3,944.7	$1,019.0	$17,060.5
Average AUM for period	$8,527.9	$10,163.2	$18,691.1	$13,025.7	$4,640.4	$1,025.0	$18,691.1

As of September 30, 2019	$8,374.9	$12,098.3	$20,473.2	$13,387.5	$6,032.2	$1,053.5	$20,473.2
Gross client inflows (1)	565.0	289.3	854.3	368.5	456.9	28.9	854.3
Gross client outflows (1)	(1,010.1)	(1,869.9)	(2,880.0)	(826.1)	(1,983.8)	(70.1)	(2,880.0)
Market appreciation/(depreciation) & other (2)	786.6	246.0	1,032.6	543.4	483.5	5.7	1,032.6
As of December 31, 2019	$8,716.4	$10,763.7	$19,480.1	$13,473.3	$4,988.8	$1,018.0	$19,480.1
Average AUM for period	$8,589.3	$11,028.5	$19,617.8	$13,370.1	$5,211.9	$1,035.8	$19,617.8

As of December 31, 2018	$8,700.9	$11,462.7	$20,163.6	$13,532.2	$5,501.9	$1,129.5	$20,163.6
Gross client inflows (1)	186.2	534.5	720.7	302.1	379.3	39.3	720.7
Gross client outflows (1)	(464.7)	(1,108.2)	(1,572.9)	(1,065.9)	(382.7)	(124.3)	(1,572.9)
Market appreciation/(depreciation) & other (2)	940.2	886.2	1,826.4	1,066.3	728.7	31.4	1,826.4
As of March 31, 2019	$9,362.6	$11,775.2	$21,137.8	$13,834.7	$6,227.2	$1,075.9	$21,137.8
Average AUM for period	$9,125.7	$11,542.0	$20,667.7	$13,634.7	$5,927.8	$1,105.2	$20,667.7
(1) Transfers of client assets between portfolios are included in gross client inflows and gross client outflows.
(2) Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management, the impact of  changes in foreign exchange rates and net flows from non-sales related activities including net reinvested dividends.
(3) Assets under management and gross client flows between sales channels have been estimated based upon preliminary data. For a limited portion of our mutual fund assets under management, reporting by sales channel is not available at the time of this release. Such estimates have no impact on total AUM, total cash flows, or AUM by investment portfolio reported in the table above.
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